UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	December 14, 2006

Glenayre Technologies, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-15761	98-0085742
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

825 8th Avenue, 23rd Floor, New York, New York 10019
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:	770-283-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 14, 2006, Glenayre Technologies, Inc. (the “Company”) announced that it has entered into an Asset Purchase Agreement (the “Agreement”) by and among the Company, Glenayre Electronics, Inc., a wholly-owned subsidiary of the Company (“GEI”), and IP Unity Peach, Inc. (the “Purchaser”) for the sale of substantially all of the assets of the Company’s messaging business, including inventory, fixed assets, intellectual property rights, contracts and certain real estate. The Purchaser will not acquire any cash or net operating losses. Pursuant to the Agreement, the Purchaser will pay $25.0 million in cash (subject to a working capital adjustment as provided in the Agreement) and will assume certain related liabilities. The Agreement includes customary representations and warranties accompanied by certain limited indemnification rights and pre-closing covenants regarding the operation of the messaging business and preparation for the closing of the transaction. The transaction, which is subject to customary closing conditions, including the absence of a breach of representations and warranties that would cause a material adverse effect (as defined in the Agreement) and securing certain agreed upon consents under assigned contracts, is expected to close within 30 days of the date of the Agreement. In connection with the Agreement, IP Unity and GEI also entered into a letter agreement which requires IP Unity to pay to GEI a break-up fee of $500,000 if the transaction is terminated by GEI due to the failure of IP Unity to meet certain conditions, and pursuant to which IP Unity will, upon the satisfaction of certain conditions, become a guarantor of the Purchaser’s obligations under the Agreement.

Item 8.01 Other Events.

On December 14, 2006, the Company issued a press release announcing that the Company had entered into the Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

(d) Exhibits.

99.1	Company’s News Release dated December 14, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glenayre Technologies, Inc

Dated: December 15, 2006	By:	/s/ Debra Ziola
Name: Debra Ziola Title: Executive Vice President and Chief Financial Officer

Glenayre Technologies, Inc.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Company’s News Release dated December 14, 2006.